Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Belo Corp. for the registration of $600,000,000 of debt securities, and to the incorporation by reference therein of our report dated February 27, 2009, except for the effects of the restatement discussed in Note 1, as to which the date is August 7, 2009, and except for the effects of the adoption FSP EITF 03-6-1 discussed in Note 1, as to which the date is September 22, 2009, with respect to the consolidated financial statements of Belo Corp. and subsidiaries, included in Belo Corp.’s Current Report on Form 8-K, dated September 15, 2009, filed with the Securities and Exchange Commission, and our report dated February 27, 2009, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is August 7, 2009, with respect to the effectiveness of internal control over financial reporting of Belo Corp. and subsidiaries included in Belo Corp.’s Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

September 22, 2009